[H.J. GRUY AND ASSOCIATES LETTERHEAD]

EXHIBIT 23.6

CONSENT OF H.J. GRUY AND ASSOCIATES, INC.

We hereby consent to the use of the name H.J. Gruy and Associates, Inc. and of references to H.J. Gruy and Associates, Inc. and to the inclusion of and references to our reports, or information contained therein, dated March 10, 2000, and dated March 9, 2001, prepared for Stocker Resources, Inc. in the Registration Statement on Form S-4 of Plains Exploration & Production Company and Plains E&P Company for the filing dated August 29, 2003.

H.J. GRUY AND ASSOCIATES, INC. Texas Registration Number F-000637

by:	/s/ SYLVIA CASTILLEJA

Sylvia Castilleja, P.E. Vice President

August 28, 2003

Houston, Texas